PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

October 15, 2012

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Mirage Capital Corporation (Formerly known as Alternative Energy Media, Inc.) of our report dated October 15, 2012, with respect to the balance sheets as of June 30, 2012 and 2011, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended June 30, 2012 and 2011, which appears on Form 10-K of Mirage Capital Corporation.

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego CA 92111

Registered with the Public Company Accounting Oversight Board